Exhibit 5.1

[DLA PIPER (CANADA) LLP LETTERHEAD]

August 12, 2025

Viemed Healthcare, Inc.
625 E. Kaliste Saloom Rd.
Lafayette, Louisiana 70508

Re: Viemed Healthcare, Inc. (the “Corporation”) - Registration Statement on Form S-8

We have acted as Canadian counsel to Viemed Healthcare, Inc. (the “Corporation”) with respect to the Corporation’s Registration Statement on Form S-8 (the “Form S-8”) filed with the Securities and Exchange Commission in connection with the registration, under the Securities Act of 1933, as amended (the “Securities Act”), by the Corporation of an additional 412,351 common shares of the Corporation (the “Shares”) that may be issued under the Viemed Healthcare, Inc. 2024 Long Term Incentive Plan (the “Original 2024 Plan”) as amended by the First Amendment approved on June 5, 2025 (the “First Amendment”, and together with the Original 2024 Plan, the “2024 Plan”). These Shares are additional securities of the same class as other securities for which the Corporation previously filed with the Securities and Exchange Commission under the 2024 Plan on a Form S-8 (File No. 333-281502) on August 12, 2024.

We are not qualified to practice law in the United States of America. The opinion hereinafter expressed is limited to matters governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein in effect as of the date of this opinion (the “Effective Date”), and we express no opinion as to any laws other than the laws of British Columbia and the federal laws of Canada applicable therein (and the interpretation thereof) as such laws exist and are construed as of the Effective Date. Our opinion does not take into account any proposed rules or legislative changes that may come into force following the Effective Date and we disclaim any obligation or undertaking to update our opinion or advise any person of any change in law or fact that may come to our attention after the Effective Date.

For the purposes of our opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of:

1. the Form S-8;

2. the Notice of Articles and Articles of the Corporation;

3. the 2024 Plan; and

4. such other documents, records and other instruments as we have deemed appropriate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and documents relating to the Corporation as we have deemed necessary or relevant. As to various questions of fact material to this opinion which we have not independently established, we have examined and relied upon, without independent verification, certificates of public officials and officers of the Corporation.

Whenever our opinion refers to Shares, whether issued or to be issued, as being “fully paid and non-assessable”, such opinion indicates that a holder of such Shares cannot be required to contribute any further amounts to the Corporation by virtue of its status as holder of such Shares. No opinion is expressed as to the adequacy of any consideration received, whether in cash, assets, past services performed for the Corporation or otherwise.

We have assumed with respect to all of the documents examined by us, the genuineness of all signatures (original or electronic) and seals, the legal capacity at all relevant times of any natural person signing any such documents, the incumbency of any person acting or purporting to act as a corporate or public official, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as certified or true copies or as a reproduction (including facsimiles and electronic copies), that the minute books of the Corporation provided to us contain all constating documents of the Corporation and are a complete record of the minutes, resolutions and other proceedings of the directors (and any committee thereof) and shareholders of the Corporation prior to the Effective Date, and the truthfulness and accuracy of all certificates of public officials and officers of the Corporation as to factual matters. We have further assumed that none of the Corporation’s Articles or Notice of Articles, nor the resolutions of the shareholders or directors of the Corporation upon which we have relied have been or will be varied, amended or revoked in any respect or have expired. Further, we have conducted such searches in public registries in British Columbia as we have deemed necessary or appropriate for the purposes of our opinion, but have made no independent investigation regarding such factual matters.

Based upon and subject to the forgoing and to the qualifications set forth herein, we are of the opinion that any Shares that may be issued in the future under the 2024 Plan, including any Shares issuable upon exercise of the stock options of the Corporation, when issued in accordance with the terms of the 2024 Plan, including, where applicable, payment of the exercise price, purchase price or other consideration therefor, will be validly issued as fully paid and non-assessable shares in the capital of the Corporation.

We consent to the inclusion of this letter as an exhibit to the Form S-8 and to the reference to our firm therein. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

This opinion is limited to the matters stated herein, and no opinion or belief is implied or should be inferred beyond the matters expressly stated herein. For greater certainty, we express no opinion as to matters of tax or as to the contents of, or the disclosure in, the Form S-8, or whether the Form S-8 provides full, true and plain disclosure of all material facts relating to the Corporation within the meaning of applicable securities laws.

Yours truly,

/s/ DLA Piper (Canada) LLP

DLA Piper (Canada) LLP